Exhibit 3

November 2, 2012

American Greetings Corporation

One American Road

Cleveland, Ohio 44114

Attention: Dr. Scott S. Cowen, Chairman, Special Committee

Gentlemen:

In connection with a possible transaction involving American Greetings Corporation (together with its controlled affiliates, and including any successor thereto, the “Company”) (a “Transaction”), we will be using certain Information (as defined below) to assist us in making an evaluation of the business and prospects of the Company (such evaluation, the “Evaluation”). In connection with therewith, we hereby irrevocably agree as follows:

1. Nondisclosure of Information. The Information will (a) be kept confidential by us and our Representatives and (b) not be used by us or our Representatives other than in connection with the Evaluation. We may, however, disclose the Information to our Representatives, but only to the extent our Representatives reasonably need to know the Information in connection with the Evaluation. We agree that any written Information will be provided to our financial advisors, financing sources and their Representatives (collectively, “Financing Sources”) only through an electronic data room established by us (the “Data Room”). We agree that the Company and its Representatives will be provided access to all Information in the Data Room, which will include an e-mail notification feature identifying whenever new documents are added to the Data Room. We will also endeavor in good faith to place all other written information concerning the Company that we make available to our Financing Sources in the Data Room. We will (i) inform each of our Representatives receiving Information of the confidential nature of the Information and of this letter agreement and obtain from such parties their written agreement to abide by the terms hereof applicable to our Representatives, (ii) direct our Representatives to treat the Information in accordance with the terms hereof and not to use it other than in connection with the Evaluation, and (iii) be responsible for any failure of our Representatives to comply with the provisions of this letter agreement as though they were parties to this letter agreement. Without limiting the generality or effect of any other provision hereof, we will take all commercially reasonable measures to restrain our Representatives from prohibited or unauthorized disclosure or uses of Information.

2. Compelled Disclosure. If we or any of our Representatives are requested to disclose any Information in connection with a judicial or administrative proceeding, we will promptly notify the Company to permit the Company to seek a protective order or to take other appropriate action. We agree, to the extent legally permissible and practicable, to provide the Company, in advance of any such disclosure, with a list of any Information we intend to disclose (and, if applicable, the text of the disclosure language itself). We will also, and will cause our Representatives to, cooperate as reasonably requested by the Company in the Company’s efforts to obtain a protective order or other reasonable assurance that confidential treatment will be accorded such Information. If, in the absence of a protective order, we or any of our Representatives are, based on advice of our counsel, required by applicable law to disclose the Information to any third party in connection with any such judicial or administrative proceeding, we may disclose to such third party only the part of such Information as we determine in good faith is required by applicable law to be disclosed. In such case, prior to such disclosure, we will use reasonable efforts to advise and consult with the Company and its counsel as to such disclosure and the nature and wording of such disclosure, and we will use reasonable efforts to obtain confidential treatment therefor.

3. Treatment of Information. As soon as reasonably practicable upon the termination of the Evaluation by us, we will cause our Representatives to deliver to the Company or destroy all tangible Information together with all copies thereof, that has been provided to our Representatives, and we and our Representatives will destroy all tangible Information prepared by our Representatives, in each case including, to the extent reasonably practicable, expunging all such Information from any computer, word processor or other device containing such Information. Such destruction will be confirmed in writing to the Company. We also agree to notify the Special Committee promptly upon our determination to cease to consider a Transaction. We hereby acknowledge that we are aware and that our Representatives have been advised by us that applicable securities laws may prohibit any person who has material, non-public information from purchasing or selling securities of the company to which such information relates or from communicating the information to any other person or entity.

4. Public Information. This letter agreement will not apply to such portions of the Information that (a) are or become generally available to the public (other than as a result of a disclosure by us or any of our Representatives in violation of this letter agreement or of any other confidentiality obligation to the Company) or (b) are or become available to us on a nonconfidential basis from a source, other than the Company or its Representatives, that we believe, after reasonable inquiry, was not prohibited from so disclosing such portions by a contractual, legal or fiduciary obligation.

5. No Warranty of Accuracy. We acknowledge that neither the Company nor any of its Representatives makes any representation or warranty as to the accuracy or completeness of any Information. We agree that neither the Company nor any of its Representatives will have any liability to us or any of our Representatives resulting from the use of the Information.

6. Certain Actions. (a) Coordination of Contacts. We agree that, without the prior written consent of the Special Committee, all communications from us or our Representatives to the Company regarding any Transaction, including requests for Information, will be submitted only to Peter J. Solomon Company L.P. (“PJSC”), or to such other person or persons as the Special Committee may direct in writing and, unless expressly directed to the contrary by the Special Committee, not to any other person at the Company or to any of its Representatives. Information will only come from, or at the direction of, PJSC or as directed by the Special Committee in writing. We agree that we will not, and we will cause our Representatives not to, initiate contact relating to the Transaction with the Company or any of its employees, suppliers, vendors, service providers, joint venture partners, consultants or lenders (other than our Financing Sources in their capacity as such), without the prior written consent of the Special Committee.

(b) Standstill. For the Applicable Period, except as specifically requested in writing or authorized by the Special Committee, we will not, and we will cause our Representatives receiving any Information not to, singly or with any other person or directly or indirectly, (1) acquire, or publicly offer, propose, express publicly an intention to, or agree to acquire, by tender offer, purchase or otherwise, any securities of the Company entitled to be voted generally in the election of directors, or any direct or indirect options or other rights to acquire any such securities (“Voting Securities”), or assets, indebtedness or businesses of the Company, (2) make or participate in any solicitation of proxies with respect to any Voting Securities (including by the execution of action by written consent), (3) participate in any election contest with respect to the Company, (4) seek to influence any person with respect to the voting or disposition of any Voting Securities, (5) demand a copy of the Company’s list of stockholders or its other books and records, (6) participate in or encourage the formation of any partnership, syndicate or other group that owns or seeks or offers to acquire beneficial ownership of any Voting Securities or assets, indebtedness or businesses of the Company or that seeks to affect control of the Company or for the purpose of circumventing any provision of this letter agreement or (7) otherwise act, alone or in concert with others (including by providing financing for another person), to seek or to offer to control or influence, in any manner, the management, Board of Directors or policies of the Company, nor will we enter into any exclusivity agreement with any potential financing source, or any agreement that would prohibit or limit the ability of such financing source to provide financing or other assistance to any other party in any other transaction involving the Company; provided, however, that for the avoidance of doubt the foregoing shall not restrict our ability to (i) take any action in (and solely in) any of the undersigned’s capacity as director or officer of the Company that is unrelated to a Transaction or to any other potential transaction that could reasonably, or is intended to, result in an increase (other than pursuant to outstanding options or future option grants approved by the Company’s compensation committee) in the number of securities of the Company (or any successor entity) that are beneficially owned by persons included in the definition of the “Weiss Family” below or in the control of any of such persons over the assets, indebtedness, businesses, management, Board of Directors or policies of the Company, (ii) exercise any of our options (or similar securities) to purchase stock of the Company, (iii) acquire shares of stock of the Company by way of distributions of such securities in connection with director and officer compensation or (iv) continue the existing Weiss family group and discussions with the Special Committee and its Representatives as well as discussions with third parties consistent with the terms of this letter agreement to explore a mutually agreed Transaction or make disclosures that it determines in good faith are required by law concerning any such Proposal for a mutually agreed Transaction or any other matter not prohibited by this Section 6(b). Notwithstanding any other provision hereof, the restrictions in this Section 6(b) (A) will cease to apply to us if the Company, at the direction or consent of the Board of Directors (excluding directors who are members of the Weiss Family), or the Special Committee, directly or through any Representative, commences substantive discussions with any third person (other than the Weiss Family or its Representatives) with respect to any transaction, including a purchase or sale of stock, a merger, consolidation or any other business combination transaction, a recapitalization or any other extraordinary transaction or event, that is intended or could reasonably be expected to be an alternative to or inconsistent with the acquisition by the Weiss Family of a majority of the Company’s Voting Securities (the Company hereby agreeing to promptly inform the Weiss Family or its counsel of any such discussions), (B) do not restrict any member of the Weiss Family from exercising voting or other rights in respect of any Voting

Securities beneficially owned by it as of the date hereof in respect of any matter submitted to the Company’s shareholders by the Special Committee or the Board of Directors of the Company, and (C) do not apply to any action by any Financing Source if and to the extent that the Representatives of such Financing Source involved in such other action have not been furnished any Information or been involved, other than to a de minimis extent, in advising or arranging financing for the Weiss Family or any Proposal and (y) “Proposal” means the Weiss Family’s September 25, 2012 letter to the Board of Directors of the Company, as from time to time amended, changed or otherwise modified. For purposes of this letter agreement, “Applicable Period” means (i) 12 months from the date of this letter agreement as to Representatives except as to actions in furtherance of a proposal or other action of the Weiss Family, in which case it means 22 weeks from the date of this letter agreement, and (ii) 22 weeks from the date of this letter agreement as to the Weiss Family.

(b) No Solicitation. We further agree that, for a period of twenty-four months from the date of this letter agreement, we will not directly or indirectly solicit for employment by us or any of our controlled affiliates (other than the Company) any of the current employees of the Company, without obtaining the prior written consent of the Special Committee; provided, however, that this Section 6(c) will not apply to any general solicitations for employment (whether by newspaper, Internet advertisement, recruiter general solicitations or otherwise) not specifically targeted at such employees.

(c) No Other Discussions or Arrangements. We agree to reasonably consult with the Special Committee and its advisors with respect to any Transaction from time to time as the Special Committee may reasonably request, including the arrangement of meetings among us, our potential Financing Sources and the Special Committee’s advisors. In addition, we agree to identify to the Special Committee those potential Financing Sources to whom we provide Information promptly after providing such Information, together with a list identifying in reasonable detail the Information we provide to such potential Financing Sources.

(d) Survival. The provisions of this Section 6 will remain in effect for the periods specified herein notwithstanding that some or all of the Information has become publicly disclosed or outdated or that any portion of this letter agreement has become inoperative as to any portion of the Information.

7. Certain Obligations Only on Definitive Agreement. No agreement providing for any Transaction will be deemed to exist unless and until a Definitive Agreement has been executed and delivered by each of us and each of the other parties thereto, and we each hereby irrevocably waive any claims (including breach of contract) in connection with any Transaction contemplated hereby unless and until a Definitive Agreement has been so executed and delivered and then only in accordance with the terms thereof and applicable law. Unless and until a Definitive Agreement has been so executed and delivered, none of the Company, the Special Committee or any of its Representatives has any legal obligation to us, nor do we have any legal obligation to any of the foregoing persons, with respect to any Transaction because of this letter agreement or any other written or oral expression with respect to any Transaction, except, in the case of our undertakings in this letter agreement, for the matters specifically agreed to herein. For purposes of this Section 7, the term “Definitive Agreement” means a definitive, written agreement providing for a Transaction that is fully executed and delivered by the parties thereto and that states it is binding, and does not include a letter of intent or any other preliminary written agreement, whether or not executed, nor does it include any actual or purported written or oral acceptance of any offer or proposal. The Special Committee and its Representatives will be free to conduct a process relating to any transaction involving the Company as they in their sole discretion determine (including changing any procedures relating to a transaction involving the Company, or negotiating with and entering into a Definitive Agreement with any person) without in any such case prior notice to us or to any other person. We will not have any claims against the Company, the Special Committee or any of their respective Representatives arising out of or relating to any transaction involving the Company other than those, if any, arising under this letter agreement or any Definitive Agreement and then only in accordance with the terms hereof or thereof, as the case may be. This letter agreement does not in any manner bind us, nor purport to bind the Special Committee or the Company, to negotiate or enter into a Definitive Agreement.

8. General Provisions. No failure or delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise of any other right. This letter agreement may be executed in multiple counterparts, each of which shall be deemed an original for all purposes and all of which shall constitute a single instrument. This letter agreement will be binding on and inure to the benefit of the parties hereto and their respective successors and assigns, provided, however, that this letter agreement will be binding on the signatories hereto whether or not the IS Trusts execute it (the Weiss Family hereby agreeing to use commercially reasonable efforts to cause the IS Trusts to execute this letter agreement). Monetary damages would not be a sufficient remedy for any violation of the terms of this letter agreement and, accordingly, the Company will be entitled to seek specific performance and injunctive relief as remedies for any violation or threatened breach of any provision of this letter agreement, in addition to all other remedies available at law or in equity. The parties hereto consent to the exclusive jurisdiction in any action brought in any federal or state court within the State of Ohio having subject matter jurisdiction in the matter for purposes of any action arising out of this letter agreement. The parties hereto irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or relating to this letter agreement. This letter agreement will be governed by and construed in accordance with the laws of the State of Ohio, without giving effect to the principles of conflict of laws thereof. This letter agreement constitutes the entire agreement by the undersigned with respect to the subject matter hereof and is intended to supersede all prior agreements and understandings, both written and oral, among the Company and the undersigned with respect to the subject matter hereof. To the extent that any Information includes materials subject to attorney-client privilege, the Company shall not be deemed to have waived or diminished its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any of the Information (including any such Information related to pending or threatened litigation) to us or our Representatives. References to “Sections” in this letter agreement are references to Sections of this letter agreement unless otherwise indicated.

9. Certain Definitions. As used in this letter agreement, (a) the terms or phrases “affiliate” and “person” (and the plurals thereof) will have the meanings ascribed to such terms under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, (b) for the avoidance of doubt, the term “you” or the Company and any word referring to the Company shall not include any person included in the definition of the

Weiss Family, (c) the term “we” and “us,” and “our” includes Zev Weiss, Jeffrey Weiss, Morry Weiss, Gary Weiss, Elie Weiss, the Irving I. Stone Limited Liability Company and, if executed or joined in by the IS Trusts, the IS Trusts, and their respective affiliates other than the Company (collectively, the “Weiss Family”), (d) the “IS Trusts” means The Irving I. Stone Oversight Trust, the Irving I. Stone Foundation, the Irving I. Stone Support Foundation, (e) “Information” means any and all confidential information (written or otherwise) that (i) with respect to us, would, if disclosed, result or reasonably be expected to result in (x) a breach or default under any contract between the Company and any third person or any other obligation of the Company to any third person or (y) a breach of fiduciary duty any of us has as an officer or director of the Company and (ii) with respect to our Representatives, is furnished by us or on our behalf to any such Representatives, together with all written or electronically stored documentation prepared by or for us or our Representatives that is based on or reflects, in whole or in part any non-public information concerning the Company, (f) any partner, member, director, officer, employee, accountant, attorney, financial advisor and potential source of debt or equity financing, in each such person’s capacity as such, is herein referred to as a “Representative,” (g) the word “including” means “including, without limitation,” and (h) “Special Committee” means the Special Committee of the Board of Directors of the Company formed on September 27, 2012, for so long as it is constituted, and thereafter a majority of the members of the Board of Directors of the Company who are disinterested in respect of the Transaction.

Please sign and return one copy of this letter agreement to evidence your acceptance of and agreement to the foregoing, whereupon this letter agreement will become the binding obligation of each of the undersigned.

Very truly yours,

/s/ Zev Weiss
Zev Weiss

/s/ Jeffrey Weiss
Jeffrey Weiss

/s/ Gary Weiss
Gary Weiss

/s/ Elie Weiss
Elie Weiss

/s/ Morry Weiss
Morry Weiss

IRVING I. STONE LIMITED LIABILITY COMPANY

By:	/s/ Gary Weiss
Name:	Gary Weiss
Title:	Manager

IRVING I. STONE OVERSIGHT TRUST

By:	/s/ Gary Weiss
Name:	Gary Weiss
Title:	Trustee

IRVING I. STONE FOUNDATION

By:	/s/ Gary Weiss
Name:	Gary Weiss
Title:	Trustee

IRVING I. STONE SUPPORT FOUNDATION

By:	/s/ Judith Stone Weiss
Name:	Judith Stone Weiss
Title:	Trustee

Accepted and agreed to as of
the date first shown above:

AMERICAN GREETINGS CORPORATION

By:	Special Committee of the Board of Directors

By:	/s/ Scott S. Cowen
Name:	Scott S. Cowen
Title:	Chairman